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                                                             Exhibit (a)(5)(iii)

                             [HEWLETT-PACKARD LOGO]

                                                         Hewlett-Packard Company
                                                             3000 Hanover Street
                                                                  Mail Stop 1048
                                                             Palo Alto, CA 94304
                                                                      www.hp.com


Editorial Contact:

Kipp Martell, HP
+1 208 396 6034
kipp_martell@hp.com
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                  HP COMPLETES EXCHANGE OFFER FOR INDIGO N.V.       PR032502GP39

   Announces 10 a.m. PST Conference Call Today and Digital Press Customer Win

PALO ALTO, Calif., March 25, 2002 -- Hewlett-Packard Company (NYSE:HWP) today announced it has completed its exchange offer for all outstanding shares of Indigo N.V. (Nasdaq:INDG) under a previously announced offer agreement between the two companies.

During a conference call scheduled for 10 a.m. PST today, Vyomesh Joshi, president, HP Imaging and Printing Systems, will address the state of the digital publishing marketplace, the integration of Indigo and key growth strategies for HP's Imaging and Printing business. A question-and-answer session will follow. Call-in information can be found below.

HP has also announced that Tokyo-based Toppan Forms Co. Ltd., one of the world's largest information management service and business forms companies, has recently installed five HP Indigo digital Web presses (formerly known as the Indigo Publisher 4000). One of the first installations in the world to combine large volume, full color and personalized digital printing, this project is the culmination of a joint effort among Toppan Forms Co. Ltd., HP Indigo-distributor Toyo Ink Mfg. Co. Ltd. and HP.

As scheduled, the exchange offer expired at noon EST, on March 22, 2002. The exchange agent for the offer has advised HP that 94,609,211 Indigo common shares were tendered and not withdrawn, of which 1,169,840 were shares guaranteed for delivery. Combined with the 14,814,814 Indigo shares already owned by HP, this represents more than 96 percent of the total number of outstanding Indigo shares,

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March 25, 2002
Page 2


including shares issuable upon the exercise of outstanding warrants held by parties other than HP.

Of the tendered Indigo common shares, 46,285,037 were elected to be exchanged for the fixed price offer of 0.3759 of a share of HP stock and 48,324,174 were elected to be exchanged for the contingent price offer price of 0.3008 of a share of HP stock plus one contingent value right. Under the offer agreement and based on the exchange election results, shareholders electing the fixed offer price will be subject to proration. The final fixed price proration factor will be determined shortly after the three-day settlement period has expired for shares tendered by guaranteed delivery.

Questions regarding the exchange or tabulation process should be directed to the exchange agent, Computershare Trust Company of New York, at +1 212 701 7642.

Indigo extends HP's printing systems portfolio beyond inkjet and LaserJet technology into a third high-speed color print technology. With the addition of Indigo, HP sells offset-quality digital press solutions and services that enable businesses to more effectively target and retain their customers with short-run, personalized business communications linked to digital document creation.

Conference Call Dial-in Information
-----------------------------------

U.S./Canada number: +1 888 794 4696
International number: +1 706 679 8521

A digital recording of the conference call will be available approximately two hours after its completion until March 27. To access the recording, U.S./Canada participants should call +1 800 642 1687 and international participants should call +1 706 645 9291. Please refer to conference ID No. 3647161.

ABOUT HP

Hewlett-Packard Company -- a leading global provider of computing and imaging solutions and services -- is focused on making technology and its benefits accessible to all. HP had total revenue of $45.2 billion in its 2001 fiscal year. Information about HP and its products can be found on the World Wide Web at http://www.hp.com.
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                                     # # #

This news release contains forward-looking statements that involve risks, uncertainties and assumptions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including the execution of integration and restructuring plans relating to the acquisition of Indigo or other planned acquisitions. Risks, uncertainties and assumptions include the possibility that the market for the sale of certain products and services may not develop as expected; that development of these products and services may not proceed as planned; the challenges of integration and restructuring associated with the exchange offer, or other planned acquisitions and the challenges of achieving anticipated synergies; the possibility that other planned acquisitions may not close or that HP or other parties to planned acquisitions may be required to modify some aspects of the acquisition transactions in order to obtain regulatory approvals; and other risks that are described from time to time in HP's Securities and Exchange Commission reports, including but not limited to HP's annual report on Form 10-K, as amended on January 30, 2002, for the fiscal year ended October 31, 2001, and subsequently filed reports, and HP's registration statement on Form S-4 filed on February 14, 2002.

HP assumes no obligation and does not intend to update these forward-looking statements.